Exhibit (a)(1)(iii)
Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LONGBOARD PHARMACEUTICALS, INC.

at

$60.00 Per Share

by

LANGKAWI CORPORATION

a direct wholly owned subsidiary of

LUNDBECK LLC

and an indirect wholly owned subsidiary of

H. LUNDBECK A/S
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M.,
EASTERN TIME, ON NOVEMBER 27, 2024, UNLESS THE OFFER
IS EXTENDED OR EARLIER TERMINATED.
October 30, 2024
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Langkawi Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of H. Lundbeck A/S, a Danish aktieselskab (“Parent”), to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Longboard Pharmaceuticals, Inc., a Delaware corporation (“Longboard”), for $60.00 per Share (the “Offer Price”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 30, 2024 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.
Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:
1.	The Offer to Purchase.
2.
The Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients.

3.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

4.	Longboard’s Solicitation/Recommendation Statement on Schedule 14D-9 dated October 30, 2024.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON NOVEMBER 27, 2024, UNLESS THE OFFER IS EXTENDED OR EARLY TERMINATED (SUCH TIME OR SUCH SUBSEQUENT TIME TO WHICH THE EXPIRATION OF THE OFFER IS EXTENDED IN ACCORDANCE WITH THE MERGER AGREEMENT (AS DEFINED BELOW), THE “EXPIRATION TIME”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 14, 2024 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among Longboard, Parent, Purchaser and Lundbeck LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent. The Merger Agreement provides, among other things, that as promptly as reasonably practicable, on the same day as the acceptance of the Shares for payment (the “Offer Acceptance Time”), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and other applicable legal requirements, Purchaser will merge with and into Longboard (the “Merger”), with Longboard continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL, the “Merger Effective Time”), each outstanding Share (other than (i) Shares held by Longboard or held in Longboard’s treasury, (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive the Offer Price, in cash, without interest, subject to any applicable withholding of taxes upon the terms and subject to the conditions set forth in the Offer to Purchase. No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of Longboard who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger. The Merger Agreement is more fully described in “Section 13-Transaction Documents” of the Offer to Purchase.
The board of directors of Longboard (the “Longboard Board”), unanimously (a) determined that the entry into the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are fair and advisable, and in the best interest of, Longboard and its stockholders, (b) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (c) authorized and approved the execution, delivery and performance by Longboard of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (d) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Longboard has been advised that all of its directors and executive officers currently intend to tender, or cause to be tendered pursuant to the Offer, all Shares held of record and beneficially owned by such persons immediately prior to the Expiration Time. The foregoing does not include any Shares over which, or with respect to which, any such executive officer or director acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended, to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any validly tendered (and not validly withdrawn) Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares: (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at any scheduled Expiration Time (subject to any extensions of the Offer pursuant to the Merger Agreement), if any of the following conditions are not satisfied or waived in writing by Parent as of the Expiration Time: (a) there have been validly tendered and not validly withdrawn shares of Voting Common Stock that, considered together with all other shares of Voting Common Stock (if any) beneficially owned by Parent or any of its wholly owned subsidiaries (but excluding shares of Voting Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), represent one share of Voting Common Stock more than 50% of the sum of (i) the total number of shares of Voting Common Stock outstanding at the time of the expiration of the Offer, plus (ii) the total number of shares of Voting Common Stock that Longboard is required to issue upon conversion, settlement, exchange or exercise of all Non-Voting Common Stock, options, warrants, rights or other securities for which the holder has, by the time of the expiration of the Offer, elected to convert, settle, exchange or exercise or for which the conversion, settlement, exchange or exercise date has already occurred by the time of the expiration of the Offer (but without duplication); (b) the representations and warranties of Longboard as set forth in the Merger Agreement are true and correct, subject to applicable materiality and other qualifiers as set forth in the Merger Agreement (the “Representations Condition”); (c) Longboard having complied with or performed in all material respects all of Longboard’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”); (d) Parent and Purchaser having received a certificate of Longboard, validly executed for and on behalf of Longboard and in its name by a duly authorized executive officer or chief financial officer thereof, certifying that the Representations Condition, the Obligations Condition and the MAE Condition (defined below) have been duly satisfied; (e) (i) any waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or terminated, and any agreement with any governmental body not to consummate the Offer mutually agreed to by the parties shall have expired or terminated, and (ii) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger shall have been issued by any court of competent jurisdiction after the date hereof and remain in effect, nor shall any law have been entered, enforced, enacted, or issued after the date hereof by any governmental body and remain in effect, in each case, which prohibits, or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; (f) there shall be no pending lawsuit by any governmental body explicitly seeking to impose a Remedy Action (defined in “Section 13-The Transaction Documents-Regulatory Undertakings” of the Offer to Purchase) on any of the Parent, Longboard or any of their respective affiliates that is not a Required Remedy Action (defined in “Section 13-The Transaction Documents-Regulatory Undertakings” of the Offer to Purchase) (the “Remedy Condition”); and (g) since the date of the Merger Agreement, there not having occurred any Material Adverse Effect (as defined in the Merger Agreement) that is continuing (the “MAE Condition”). These conditions to the Offer are described in “Section 15-Conditions to the Offer” of the Offer to Purchase.
Purchaser will not pay any fees or commissions to any broker, dealer or any other person (other than to the Information Agent and the depositary for the Offer (the “Depositary”) as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.
Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
In order to take advantage of the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, at one of the Depositary’s addresses set forth on the back cover of the Offer to Purchase on or prior to the Expiration Time and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer and the Depositary must receive timely confirmation of the book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase. We are not providing for guaranteed delivery procedures.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.